Exhibit 5.2

Our ref    705021/38100425

Pavonia Limited, as the general partner of the Partnership (as defined below)

PO Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

18 September 2015

Dear Sirs

Safari Cayman L.P. (the “Partnership”)

We have acted as Cayman Islands counsel to Pavonia Limited, the Partnership’s general partner (the “General Partner”), a foreign company incorporated in the Republic of Singapore and registered as a foreign company in the Cayman Islands, and the Partnership to provide this legal opinion in connection with the General Partner’s and the Partnership’s registration statement on Form S-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended, (File No. 333-205938) (the “Registration Statement”) in respect of the proposed merger (the “Merger”) between Avago Technologies Limited and Broadcom Corporation and, in connection with the Merger, the related admission of certain limited partners to the Partnership and whose limited partnership interests will be represented by exchangeable limited partnership units in the Partnership (the “Restricted Exchangeable Units”) pursuant to the Partnership Agreement (as defined below). This opinion is given in accordance with the terms of the Legal Matters section of the Form S-4.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of registration dated 26 May 2015 of the General Partner as a foreign company under Part IX of the Companies Law (2013 Revision) (the “Companies Law”).

1.2	The certificate of registration of the Partnership as an exempted limited partnership under section 9 of the Exempted Limited Partnership Law, 2014 (the “Law”) dated 27 May 2015.

Maples and Calder

PO Box 309    Ugland House    Grand Cayman KY1-1104    Cayman Islands

Tel + 1 345 949 8066    Fax + 1 345 949 8080    maplesandcalder.com

1.3	The statement signed on behalf of the General Partner pursuant to section 9(1) of the Law relating to the Partnership.

1.4	The initial exempted limited partnership agreement of the Partnership dated 26 May 2015 between the General Partner and the initial limited partner named therein (the “Initial LPA”).

1.5	The form of amended and restated limited partnership agreement in the form as set out in Annex D of the Registration Statement between the General Partner and each of the limited partners named therein (the “Limited Partners” and, together with the General Partner, the “Partners”) (the “Partnership Agreement”).

1.6	A certificate of good standing in relation to the General Partner issued by the Registrar of Companies dated 31 August 2015.

1.7	A certificate of good standing in relation to the Partnership issued by the Registrar of Exempted Limited Partnerships dated 31 August 2015 (together with the certificate of good standing in relation to the General Partner, referred to as the “Certificates of Good Standing”).

1.8	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. The opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy and confirmations contained in the Certificates of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Initial LPA remains in full force and effect and has not been terminated or amended in any way and no breaches of the Initial LPA have occurred. No event has occurred to effect the termination or dissolution or de-registration of the Partnership.

2.2	The Partnership Agreement will be executed and delivered in the form attached to Annex D of the Registration Statement.

2.3	The General Partner is validly formed, existing and in good standing under the laws of the Republic of Singapore and is the sole general partner of the Partnership.

2.4	The documents filed by the General Partner under section 184 of the Companies Law on 26 May 2015 are correct and unamended.

2.5	The General Partner has properly and validly authorised the execution of the Initial LPA and Partnership Agreement as a matter of the law of the Republic of Singapore and all other relevant laws (other than the laws of the Cayman Islands) and any required resolutions and authorisations were duly adopted, are in full force and effect at the date of this opinion letter and have not been amended, varied or revoked in any respect.

2.6	The Initial LPA has been, and the Partnership Agreement will be, duly executed and unconditionally delivered by or on behalf of all relevant parties (including, without limitation, the Partners) in accordance with the laws of the Republic of Singapore and all other relevant laws (other than, with respect to the General Partner and the Partnership, the laws of the Cayman Islands).

Maples and Calder

PO Box 309    Ugland House    Grand Cayman KY1-1104    Cayman Islands

Tel + 1 345 949 8066    Fax + 1 345 949 8080    maplesandcalder.com

2.7	The Partnership Agreement will be legal, valid, binding and enforceable against all relevant parties (including, without limitation, the Partners) in accordance with its terms under all relevant laws (other than, with respect to the General Partner and the Partnership, the laws of the Cayman Islands).

2.8	Where the Partnership Agreement has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of the Partnership Agreement marked to show changes to a previous draft, all such changes have been accurately marked.

2.9	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.10	All signatures, initials and seals are genuine.

2.11	Each party (including, without limitation, each Partner) has the capacity, power, authority and legal right under all relevant laws (other than, with respect to the General Partner and the Partnership, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Partnership Agreement.

2.12	There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Partnership or the General Partner prohibiting it from entering into and performing its obligations under the Partnership Agreement.

2.13	The Partnership shall not have undertaken business with the public in the Cayman Islands other than so far as is necessary for the carrying on of the business of the Partnership exterior to the Cayman Islands.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Partnership has been duly formed and registered and is validly existing and in good standing as an exempted limited partnership under the laws of the Cayman Islands.

3.2	Upon the execution and unconditional delivery by the General Partner and each of the Limited Partners of the Partnership Agreement, and fulfilment of the conditions to admittance as a limited partner as set out in the Partnership Agreement and upon the relevant entries being made in the register of limited partnership interests, each Limited Partner shall be duly admitted as a limited partner and the Restricted Exchangeable Units representing such limited partner interests pursuant to the Partnership Agreement shall have been duly and validly issued as fully paid and non-assessable in accordance with the Partnership Agreement.

Maples and Calder

PO Box 309    Ugland House    Grand Cayman KY1-1104    Cayman Islands

Tel + 1 345 949 8066    Fax + 1 345 949 8080    maplesandcalder.com

4	Qualifications

4.1	Under the Law, the register of partnership interests of a Cayman Islands exempted limited partnership is by statute regarded as prime facie evidence of any matters which the Law directs or authorises to be inserted therein. A third party interest in the Restricted Exchangeable Units would not appear in such register.

4.2	Notwithstanding registration, an exempted limited partnership is not a separate legal person distinct from its partners. An exempted limited partnership must act through its general partner and all agreements and contracts must be entered into by or on behalf of the general partner (or any agent or delegate of the general partner) on behalf of the exempted limited partnership. References in this opinion letter to the “Partnership” taking any action (including executing any agreements) should be constructed accordingly.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the General Partner either acting in its own capacity or on behalf of the Partnership in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. The opinions in this opinion letter are limited to the matters detailed herein and are not to be read as opinions with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

Maples and Calder

PO Box 309    Ugland House    Grand Cayman KY1-1104    Cayman Islands

Tel + 1 345 949 8066    Fax + 1 345 949 8080    maplesandcalder.com

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